Exhibit 99.2

 Q1 2020 Supplemental Information  Three Months Ended March 31, 2020

   This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “opportunities,” “goal,” “guidance,” “outlook,” “initiatives,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Power expects or anticipates will occur in the future are forward-looking statements. They may include estimates of expected cash available for distribution ("CAFD"), distribution growth, CAFD accretion, earnings, revenues, income, loss, capital expenditures, liquidity, capital structure, margin enhancements, cost savings, future growth, financing arrangements and other financial performance items (including future distributions per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide TerraForm Power’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although TerraForm Power believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.Important factors that could cause actual results to differ materially from TerraForm Power’s expectations, or cautionary statements, include but are not limited to: risks related to the proposed acquisition of all our outstanding common stock by an affiliate of Brookfield Asset Management Inc. (“Brookfield”) including whether it will be approved by shareholders and ultimately consummated; risks related to weather conditions at our wind and solar assets; the willingness and ability of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; our ability to enter into contracts to sell power at acceptable prices and terms, including as our offtake agreements expire; our ability to compete against traditional utilities and renewable energy companies; pending and future litigation; our ability to successfully close the acquisitions of, integrate or realize the anticipated benefits from the projects that we acquire from third parties, including our recently acquired portfolio of distributed generation assets; our ability to close, implement and realize the benefit of our cost and performance enhancement initiatives, including long-term service agreements and our ability to realize the anticipated benefits from such initiatives; equipment failure; risks related to the ability of our hedging activities to adequately manage our exposure to commodity and financial risk; risks related to the outbreak of the COVID-19 pandemic, including its impact on personnel, contract counterparties, power prices and financial markets; risks related to our operations being located internationally, including our exposure to foreign currency exchange rate fluctuations and political and economic uncertainties; government regulation, including compliance with regulatory and permit requirements and changes in tax laws, market rules, rates, tariffs, environmental laws, consumer protection laws, data privacy laws and policies affecting renewable energy; the regulated rate of return of renewable energy facilities in our Regulated Solar and Wind segment, a reduction of which could have a material negative impact on our results of operations; our ability to grow and make acquisitions with cash on hand, which may be limited by our cash distribution policy; fraud, bribery, corruption or other illegal acts; health, safety, security and environmental risk; the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness in the future; operating and financial restrictions placed on us and our subsidiaries related to agreements governing indebtedness; risks related to our relationship with Brookfield, including our ability to realize the expected benefits of sponsorship; and risks related to the effectiveness of our internal control over financial reporting.TerraForm Power disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties which are described in our most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q, as well as additional factors it may describe from time to time in other filings with the Securities and Exchange Commission. TerraForm Power operates in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and you should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.This Supplemental Information contains references to Adjusted Revenue, Adjusted EBITDA, and cash available for distribution (“CAFD”), which are Non-GAAP measures that should not be viewed as alternatives to GAAP measures of performance, including revenue, net income (loss), operating income or net cash provided by operating activities. Our definitions and calculation of these Non-GAAP measures may differ from definitions of Adjusted Revenue, Adjusted EBITDA and CAFD or other similarly titled measures used by other companies. We believe that Adjusted Revenue, Adjusted EBITDA and CAFD are useful supplemental measures that may assist investors in assessing the financial performance of the Company. None of these Non-GAAP measures should be considered as the sole measure of our performance, nor should they be considered in isolation from, or as a substitute for, analysis of our financial statements prepared in accordance with GAAP, which are available on our website at www.terraform.com, as well as at www.sec.gov.  Cautionary Statement Regarding Forward-Looking Statements

Q1 2020 and Recent Highlights

3

- Cash Available For Distribution ("CAFD") for Q1 2020 of $20 million
- Entered into a definitive merger agreement with Brookfield Renewable Partners L.P. ("BEP") by which, subject to receipt of all necessary approvals, BEP will acquire the balance of TerraForm Power shares that BEP and its affiliates do not already own for per share consideration equivalent to 0.381 of a BEP Unit
- Completed the value-adding acquisition of 100 MW of Concentrated Solar Power ("CSP") plants in Spain, deploying equity of approximately $103 million
- To date, we have signed LTSAs for ~540 MW of projects in our North American solar portfolio and transitioned operations of these projects to SMA. We have sent out consent packages to project lenders and tax equity investors for the remaining ~450 MW of projects in our North American solar fleet. Upon receipt of these consents, we are targeting execution of the balance of the LTSAs and transfer of operations to SMA by the end of the third quarter of 2020
- Awarded 20-year Renewable Energy Certificate ("REC") contracts by the New York State Energy Research and Development Authority ("NYSERDA") for the 25% of incremental power production from our two New York repowering projects
- Robust Corporate liquidity of $1.2 billion at the end of March, 2020
- Declared a Q2 2020 distribution of $0.2014 per share

TerraForm POWER

Q1 2020 Highlights

4

2,336 GWh Generation

$180 million Adjusted EBITDA

$20 million CAFD

Key Performance Metrics

	Three months ended	
	Mar 31	Mar 31
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2020	2019
LTA generation (GWh)	**2,802**	2,656
Total generation (GWh)	**2,336**	2,399
Adjusted Revenue(1)	**$ 250**	$ 242
Adjusted EBITDA(1)	**180**	178
Net (loss) - Class A shares(2)	**(55)**	(9)
CAFD(1)	**20**	44
(Loss) per share(3)	**$ (0.24)**	$ (0.04)
CAFD per share(3)	**$ 0.09**	$ 0.21

(1) Non-GAAP measures. See Appendix 1 and "Reconciliation of Non-GAAP Measures."

(2) Net (loss) - Class A shares is net (loss) less net (loss) attributable to redeemable and non-redeemable non-controlling interests.

(3) Per share calculation for the three months ended March 31, 2020 and March 31, 2019 are based on weighted average diluted Class A common stock shares outstanding of 226.5 million and 209.1 million, respectively.

(IN $ MILLIONS)	Mar 31 2020	Dec 31 2019
Total long-term debt	6,813	6,288
Total stockholders' equity	2,462	2,631
Total capitalization(1)	9,275	8,919

(1) Total capitalization is comprised of total stockholders' equity, redeemable non-controlling interests, and Total long-term debt.

Performance Highlights

- In Q1 2020, TERP delivered net loss attributable to Class A common shareholders, Adjusted EBITDA and CAFD of ($55) million, $180 million and $20 million, respectively, versus ($9) million, $178 million and $44 million, respectively, in Q1 2019
  - Adjusted EBITDA increased by $2 million compared to prior year. EBITDA of our legacy assets decreased due to lower resource and lower market prices in the North America wind fleet and in the European platform, partially offset by favorable REC prices in solar and cost savings from the implementation of LTSA in North America wind. This decrease was more than compensated by the contribution from the acquisitions of AltaGas DG portfolio and the Spanish CSP and photovoltaic portfolios
  - CAFD decreased $24 million due to the lower EBITDA of the legacy assets and higher management fees, partially offset by the CAFD contribution of the recently acquired assets
  - Net loss attributable to Class A common stockholders of ($55) million versus ($9) million in the prior year, primarily due to higher income tax expense, losses on modification and extinguishment of debt in Q1 2020 related to refinancing activities, and higher allocation of losses to non-controlling interests in Q1 2019
  - Q1 2020 CAFD per share of $0.09

Overview of TerraForm Power

5

TERP's mandate is to acquire, own and operate wind and solar assets in North America and Western Europe





~$4.2 Billion[1]
Market Capitalization

TERP
NASDAQ

~4.4% Yield[2]
$0.8056 per Share Distribution in 2019

~62%
Ownership by Brookfield and its Institutional Partners[3]

Significant NOLs[4]
Tax advantaged structure (C Corp)

$9.7 Billion
Total Power Assets[5]

4,220 MW
of Capacity[6]

57% / 43%
Wind / Solar Capacity[7]

41% / 59%
Wind / Solar Projected Revenue[8]

1. Based on the closing price of TERP's Class A common stock of $18.35 per share on May 8, 2020.
2. Based on 2019 annual distribution of $0.8056 per share and the closing price of TERP's Class A common stock of $18.35 per share on May 8, 2020.
3. As of March 31, 2020, Brookfield and its institutional partners held ~62% of TERP's outstanding Class A common stock.
4. Net Operating Losses ("NOLs").
5. Includes renewable energy facilities, net and intangible assets, net as of March 31, 2020.
6. In this presentation, all information regarding megawatt ("MW") capacity represents the maximum generating capacity of a facility as expressed in (1) direct current ("DC"), for all facilities within our Solar reportable segment, and (2) alternating current ("AC") for all facilities within our Wind and Regulated Solar and Wind reportable segments. Includes the Delayed Projects for which AltaGas has not yet received the required third party consents, and will be transferred to TERP once such third party consents are received, subject to certain terms and conditions.
7. Expressed as a percentage of total installed capacity managed.
8. Based on projected revenue for 2020.

TerraForm POWER

 Renewables Portfolio with Scale in North America and Western Europe  Owner and operator of an over 4,200 MW diversified portfolio of high-quality wind and solar assets, underpinned by long-term contracts    Wind  Solar  Total  US  1,546 MW  1,239 MW  2,785 MW  International  856 MW  579 MW  1,435 MW  Total  2,402 MW  1,818 MW  4,220 MW          Spain  Portugal  Uruguay    Chile                                                                                                                                                                                                                                                    U.K.                                                                                                                                                    Canada  U.S.A.

 Generation and Revenue  Long-term average annual generation (“LTA”) is expected generation at the point of delivery, net of all recurring losses and constraintsWe compare actual generation levels against the long-term average to highlight the impact of operational factors that affect the variability of our business results. In the short-term, we recognize that wind conditions and irradiance conditions will vary from one period to the next; however, we expect our facilities will produce electricity in-line with their LTA over time  Non-GAAP measure. See Appendix 1 and "Reconciliation of Non-GAAP Measures.” Adjusted for unrealized (gain) loss on commodity contract derivatives, amortization of favorable and unfavorable rate revenue contracts, and other non-cash items.LTA generation includes a full quarter budgeted generation for the 100 MW CSP in Spain acquired in February 2020.

 Select Income Statement and Balance Sheet Information by Segment  Balance Sheet  Income Statement

 Operating Segments

 Adjusted EBITDA and CAFD were $67 million and $31 million, respectively, versus $75 million and $46 million, respectively, in the prior yearWind generation was 6% lower than prior year due to lower resource. Compared to LTA, our North America wind generation this quarter was approximately 16% lower due to lower resource and lower availabilityAdjusted EBITDA was $8 million lower than prior year, primarily due to lower generation and lower prices in our Northeast Wind portfolio caused by the expiration of high price contracts, offset by cost savings and performance guarantees related to the implementation of O&M LTSACAFD was $15 million below prior year, primarily due to lower Adjusted EBITDA, higher debt service and lower pay-as-you-go contributions from tax equity partnersNet income to Class A stockholders was $8 million, $9 million below the prior year, primarily due to higher allocation of losses to non-controlling interests in prior year and losses on extinguishment debt related to the refinancing in current quarter  Wind   1,863 MWcapacity  $31MCAFD  Performance Highlights

Solar

11

1,420 MW
CAPACITY

$27M
CAFD

($ IN MILLIONS, UNLESS NOTED)	Three months ended Mar 31 2020	2019
Capacity (MW)	1,420	1,092
LTA Generation (GWh)	494	400
Actual Generation (GWh)	459	380
Adjusted Revenue	$ 81	$ 61
Direct operating costs	(16)	(12)
Adjusted EBITDA	$ 65	$ 49
Adjusted interest expense	(20)	(15)
Levelized principal repayments	(16)	(13)
Distributions to non-controlling interests	(2)	(1)
Other	-	2
CAFD	$ 27	$ 22
Adjusted EBITDA	65	$ 49
Interest expense	(22)	(13)
Depreciation and amortization	(38)	(29)
Income taxes and Other	1	-
(Gain) loss on extinguishment of debt	-	6
Net income	$ 6	$ 13
Net loss attributable to redeemable and non-redeemable non-controlling interests	4	14
Net income - Class A shares	$ 10	$ 27

	Actual Generation (GWh)		Average Adj. Revenue per MWh	
	Q1 2020	Q1 2019	Q1 2020	Q1 2019 (1)
North America Utility Solar	188	199	$ 114	$ 113
International Utility Solar	77	75	109	116
North America Distributed Generation	193	106	263	283
Total	459	380	$ 176	$ 161

1. Average Adjusted Revenue per MWh excludes capacity payments and pass-through transmission costs.

Performance Highlights

- Adjusted EBITDA and CAFD were $65 million and $27 million, respectively, versus $49 million and $22 million, respectively, in the prior year
  - Actual generation was 21% higher than prior year due to contribution from AltaGas DG portfolio, acquired in September 2019. Solar generation this quarter was approximately 7% below LTA generation, due to lower resource and lower availability caused by inverter outages and non-reimbursable curtailment
  - Adjusted EBITDA increased by $16 million compared to the prior year, primarily due to the contribution from AltaGas DG portfolio acquisition, as well as higher solar REC prices
  - CAFD increased by $5 million compared to the prior year due to higher Adjusted EBITDA, partially offset by higher debt service
  - Net income to Class A stockholders of $10 million was $17 million lower than prior year, primarily due to the inclusion of a gain on extinguishment of debt and greater allocations of losses to non-controlling interests in the prior year

Regulated Solar and Wind

12

937 MW
CAPACITY

$2M
CAFD

($ IN MILLIONS, UNLESS NOTED)	Three months ended Mar 31 2020	Three months ended Mar 31 2019
Capacity (MW)	937	792
LTA Generation (GWh)[1]	499	447
Actual Generation (GWh)	356	390
Adjusted Revenue	$ 83	$ 81
Direct operating costs	(29)	(20)
Adjusted EBITDA	$ 54	$ 61
Adjusted interest expense	(21)	(15)
Levelized principal repayments	(31)	(28)
Other	-	(1)
CAFD	$ 2	$ 17
Adjusted EBITDA	54	61
Interest expense	(14)	(28)
Depreciation and amortization	(45)	(38)
Regulated Solar and Wind price band adjustment[2]	8	(5)
Income tax and Other	1	5
Net income (loss) - Class A shares	$ 4	$ (5)

Performance Highlights

- Adjusted EBITDA and CAFD were $54 million and $2 million, respectively, versus $61 million and $17 million in the prior year
  - Adjusted EBITDA decreased by $7 million compared to the prior year, primarily due to lower Spanish market prices and lower wind and solar resource. In 2019, solar resource was higher than LTA, compared to an average quarter this year. This impact was partially offset by acquisitions completed in Q4 2019 and Q1 2020. The lower market prices in Spain were in part caused by lower demand resulting from the economic slowdown caused by COVID-19 pandemic. This decline in market prices should be mitigated through the price bands adjustment mechanism defined under the Spanish regulated revenue framework, whereby any shortfalls in the actual power price compared to the forecasted power price outside of the price band are recouped in future regulatory periods through an increase in the capacity payments
  - CAFD decreased $15 million compared to Q1 2019, due to decreased Adjusted EBITDA and increase in debt service in the recently acquired portfolios
  - Net income to Class A stockholders of $4 million was $9 million higher than the prior year, primarily due to lower interest expense in Q1 2020, as the prior period included greater mark-to-market loss on the valuation of interest rate swaps

	Regulated Solar				Regulated Wind			
	Actual Results		Average Adj. Revenue $ per MWh		Actual Results		Average Adj. Revenue $ per MWh	
($ IN MILLIONS, UNLESS NOTED)	Q1 2020	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Q1 2019
Generation (GWh)	106	120			250	270		
Return on Investment Revenue [3]	$ 51	$ 35	$ 48 per kW / month	$ 47 per kW / month	$ 16	$ 16	$ 10 per kW / month	$ 10 per kW / month
Return on Operation Revenue [4]	$ 3	$ 6	$ 33	$ 53	$ -	$ -	$ -	$ -
Market Revenue	$ 4	$ 7	$ 34	$ 60	$ 9	$ 17	$ 35	$ 59
Adjusted Revenue	$ 58	$ 48	$ 546	$ 402	$ 25	$ 33	$ 100	$ 122

1. Includes the contribution of the 100 MW CSP in Spain closed in February 2020.
2. Represents the Price Band Adjustment to Return on Investment Revenue as described on slide 20.
3. Return on Investment Revenue is a monthly capacity payment.
4. Return on Operation Revenue (specific return for regulated solar plants) per MWh is calculated using actual generation.

 Corporate  The following table presents our Corporate segment’s financial results:  Performance Highlights  Corporate direct operating costs were in-line with prior yearCAFD was $1 million higher than prior year, due to lower interest expense, benefited from lower average drawn portion of revolving credit facilities in Q1 2020 and from refinancings in Term Loan B and senior notes, which were replaced by new senior notes with favorable interest rates in Q4 2019, offset by higher incentive management fee due to increase in TERP stock price compared to prior yearNet loss to Class A stockholders of $77 million was $29 million greater than the prior year, primarily due to recognition of non-cash deferred income taxes in the US, higher management fee and acquisition costs, offset by lower interest expense

 Liquidity  We operate with sufficient liquidity to enable us to fund expected growth initiatives, capital expenditures, and distributions, and to provide protection against any sudden adverse changes in economic circumstances or short-term fluctuations in generationCorporate liquidity was ~$1.2 billion as of March 31, 2020

 We finance our assets primarily with project level debt that generally has long-term maturities that amortize over the contract life, few restrictive covenants and no recourse to either TerraForm Power or other projectsCompleted a $246 million project-level refinancing of one of our North American wind farms at a rate of 3.28%, which we expect to achieve interest savings of $2.5 million per annumThe following table summarizes our scheduled principal repayments, overall maturity profile and average interest rates associated with our borrowings over the next five years as of March 31, 2020  Maturity Profile  Includes the $475 million Bridge Facility we entered into on September 26, 2019, which matures on September 25, 2020 with an optional one-year extension. We intend to refinance the balance on a long-term basis prior to maturity.

Contract Profile

16

The following table sets out our contracted generation over the next five years as a percentage of expected generation. We currently have a contracted profile of approximately 95% of future generation and our goal is to maintain this profile going forward

For the Year ending December 31,	2020	2021	2022	2023	2024
Contracted					
Solar	100%	100%	100%	100%	100%
Wind	92%	89%	91%	91%	91%
Regulated Solar and Wind[1]	100%	100%	100%	100%	100%
Total Portfolio Contracted	**95%**	**93%**	**94%**	**94%**	**94%**
Uncontracted					
Solar	0%	0%	0%	0%	0%
Wind	8%	11%	9%	9%	9%
Regulated Solar and Wind[1]	0%	0%	0%	0%	0%
Total Portfolio Uncontracted	**5%**	**7%**	**6%**	**6%**	**6%**

Our portfolio has a weighted-average remaining contract duration of ~13 years. Currently, 5% of our generation is uncontracted, primarily within our wind fleet. We are focused on securing new long-term contracts in conjunction with repowering certain assets and recontracting the remainder of these assets

The majority of our long-term contracted power is with investment-grade counterparties. The composition of our counterparties under power purchase agreements is as follows[1]:

- Public utilities: 52%
- Government institutions: 29%
- Financial institutions: 10%
- Commercial and industrial customers: 9%

TerraForm POWER

1. Includes a yearly estimated full contribution of the Spanish 100 MW CSP portfolio acquisition.

 Appendix 1 – Reconciliation of Non-GAAP Measures

 This communication contains references to Adjusted Revenue, Adjusted EBITDA, and cash available for distribution (“CAFD”), which are supplemental Non-GAAP measures that should not be viewed as alternatives to GAAP measures of performance, including revenue, net income (loss), operating income or net cash provided by operating activities. Our definitions and calculation of these Non-GAAP measures may differ from definitions of Adjusted Revenue, Adjusted EBITDA and CAFD or other similarly titled measures used by other companies. We believe that Adjusted Revenue, Adjusted EBITDA and CAFD are useful supplemental measures that may assist investors in assessing the financial performance of TerraForm Power. None of these Non-GAAP measures should be considered as the sole measure of our performance, nor should they be considered in isolation from, or as a substitute for, analysis of our financial statements prepared in accordance with GAAP, which are available on our website at www.terraform.com, as well as at www.sec.gov. We encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted Revenue, Adjusted EBITDA and CAFDCalculation of Non-GAAP MeasuresWe define Adjusted Revenue as operating revenues, net, adjusted for non-cash items, including (i) unrealized gain/loss on derivatives, net (ii) amortization of favorable and unfavorable rate revenue contracts, net, (iii) an adjustment for wholesale market revenues to the extent above or below the regulated price bands, and (iv) other items that we believe are representative of our core business or future operating performanceWe define Adjusted EBITDA as net income (loss) plus (i) depreciation, accretion and amortization, (ii) interest expense, (iii) non-operating general and administrative costs, (iv) acquisition and related costs, (v) income tax (benefit) expense, (vi) management fees to Brookfield, and (vii) certain other non-cash charges, unusual or non-recurring items and other items that we believe are not representative of our core business or future operating performanceCash available for distribution (CAFD) is defined as Adjusted EBITDA (i) minus management fees to Brookfield, (ii) minus cash distributions paid to non-controlling interests in our renewable energy facilities, if any, (iii) minus annualized scheduled interest and project level amortization payments in accordance with the related borrowing arrangements, (iv) minus average annual sustaining capital expenditures (based on the long-sustaining capital expenditure plans) which are recurring in nature and used to maintain the reliability and efficiency of our power generating assets over our long-term investment horizon, (v) plus or minus operating items as necessary to present the cash flows we deem representative of our core business operationsUse of Non-GAAP MeasuresWe disclose Adjusted Revenue because it presents the component of operating revenue that relates to energy production from our plants, and is, therefore, useful to investors and other stakeholders in evaluating performance of our renewable energy assets and comparing that performance across periods in each case without regard to non-cash revenue items We disclose Adjusted EBITDA because we believe it is useful to investors and other stakeholders as a measure of our financial and operating performance and debt service capabilities. We believe Adjusted EBITDA provides an additional tool to investors and securities analysts to compare our performance across periods without regard to interest expense, taxes and depreciation and amortization. Adjusted EBITDA has certain limitations, including that it: (i) does not reflect cash expenditures or future requirements for capital expenditures or contractual liabilities or future working capital needs, (ii) does not reflect the significant interest expenses that we expect to incur or any income tax payments that we may incur, and (iii) does not reflect depreciation and amortization and, although these charges are non-cash, the assets to which they relate may need to be replaced in the future, and (iv) does not take into account any cash expenditures required to replace those assets. Adjusted EBITDA also includes adjustments for impairment charges, gains and losses on derivatives and foreign currency swaps, acquisition related costs and items we believe are infrequent, unusual or non-recurring, including adjustments for general and administrative expenses we have incurred as a result of the SunEdison bankruptcy We disclose CAFD because we believe cash available for distribution is useful to investors and other stakeholders in evaluating our operating performance and as a measure of our ability to pay distributions. CAFD is not a measure of liquidity or profitability, nor is it indicative of the funds needed by us to operate our business. CAFD has certain limitations, such as the fact that CAFD includes all of the adjustments and exclusions made to Adjusted EBITDA described above The adjustments made to Adjusted EBITDA and CAFD for infrequent, unusual or non-recurring items and items that we do not believe are representative of our core business involve the application of management’s judgment, and the presentation of Adjusted EBITDA and CAFD should not be construed to infer that our future results will be unaffected by infrequent, non-operating, unusual or non-recurring itemsIn addition, these measures are used by our management for internal planning purposes, including for certain aspects of our consolidated operating budget, as well as evaluating the attractiveness of investments and acquisitions. We believe these Non-GAAP measures are useful as a planning tool because they allow our management to compare performance across periods on a consistent basis in order to more easily view and evaluate operating and performance trends and as a means of forecasting operating and financial performance and comparing actual performance to forecasted expectations. For these reasons, we also believe these Non-GAAP measures are also useful for communicating with investors and other stakeholders   Calculation and Use of Non-GAAP Measures

 Reconciliation of Non-GAAP Measuresfor the Three Months Ended March 31, 2020 and 2019

Reconciliation of Non-GAAP Measures

20

a) Includes reductions/(increases) within operating revenues due to net amortization of favorable and unfavorable rate revenue contracts as detailed in the reconciliation of Adjusted Revenue, and losses on disposal of property, plant and equipment.

b) Non-operating items and other items incurred directly by TerraForm Power that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net loss to Adjusted EBITDA. These items include, but are not limited to, extraordinary costs and expenses related primarily to IT system arrangements, relocation of the headquarters to New York, and legal, third party diligence, contractor fees and advisory fees associated with acquisitions, dispositions, financings, and other non-recurring activities. TerraForm Power's normal, recurring general and administrative expenses in Corporate, paid by TerraForm Power, are the amounts shown below and were not added back in the reconciliation of net loss to Adjusted EBITDA:

$ in millions		Q1 2020		Q1 2019
Operating general and administrative expenses in Corporate	$	(8)	$	(8)

c) Represents the Regulated Solar and Wind segment's Price Band Adjustment to Return on Investment Revenue as dictated by market conditions. To the extent that the wholesale market price is greater or less than a price band centered around the market price forecasted by the Spanish regulator during the preceding three years, the difference in revenues assuming average generation accumulates in a tracking account. The Return on Investment is either increased or decreased in order to amortize the balance of the tracking account over the remaining regulatory life of the assets.

d) Represents management fee that is not included in Direct operating costs.

e) Represents other non-cash or non-operating items as detailed in the reconciliation of Adjusted Revenue and associated footnote and certain other items that we believe are not representative of our core business or future operating performance, including but not limited to: loss/(gain) on foreign exchange ("FX"), unrealized loss on commodity contracts, and one-time blade repairs related to the preparation for GE transition.

f) Represents unrealized (gain)/loss on commodity contracts associated with energy derivative contracts that are accounted for at fair value with the changes recorded in operating revenues, net. The amounts added back represent changes in the value of the energy derivative related to future operating periods, and are expected to have little or no net economic impact since the change in value is expected to be largely offset by changes in value of the underlying energy sale in the spot or day-ahead market.

g) Represents net amortization of purchase accounting related to intangibles arising from past business combinations related to favorable and unfavorable rate revenue contracts.

h) Primarily represents insurance compensation for revenue losses, transmission capacity revenue, and adjustments for solar renewable energy certificate ("SREC") recognition and other revenue due to timing.

i) Represents project-level and other interest expense and interest income attributed to normal operations. The reconciliation from Interest expense, net as shown on the Consolidated Statements of Operations to adjusted interest expense applicable to CAFD is as follows:

$ in millions		Q1 2020		Q1 2019
Interest expense, net	$	(78)	$	(86)
Amortization of deferred financing costs and debt discounts		4		2
Other, primarily fair value changes in interest rate swaps and purchase accounting adjustments due to acquisition		(6)		12
Adjusted interest expense	$	(80)	$	(72)

TerraForm POWER

 Reconciliation of Non-GAAP Measures  Represents levelized project-level and other principal debt payments to the extent paid from operating cash.Represents cash distributions paid to non-controlling interests in our renewable energy facilities. The reconciliation from Distributions to non-controlling interests as shown on the Consolidated Statement of Cash Flows to Cash distributions to non-controlling interests, net for the three months March 31, 2020 and 2019 is as follows: Represents long-term average sustaining capital expenditures to maintain reliability and efficiency of the assets.Represents other cash flows as determined by management to be representative of normal operations including, but not limited to, wind plant “pay as you go” contributions received from tax equity partners, interconnection upgrade reimbursements, cash tax payments, and recognized SREC gains that are covered by loan agreements.

 Appendix 2 – Additional Information

 2020 Annualized Long-Term Average Generation (LTA)

Spanish Regulated Revenue Framework

24

Under the Spanish regulatory framework, revenues have three components

1. **Return on Investment:**
   All renewable power plants receive a monthly capacity payment. This capacity payment, when combined with margin from the market revenues forecasted by the regulator, is sized to allow the generator to earn the regulated rate of return on its deemed capital investment. The Return on Investment is recalculated every three years. Since the capacity payment is a fixed payment, it is very stable, with no volume or price risk. Historically, this revenue stream has comprised in the range of 65% of our regulated revenue

2. **Return on Operation:**
   Applicable only to our solar photovoltaic (PV) and concentrated solar power plants (CSP), this revenue stream consists of an additional payment for each MWh produced to recover deemed operating costs that are in excess of market revenue forecasted by the regulator, such that the margin on forecasted market revenues is equal to zero. The Return on Operations is recalculated every three years. Aside from the volumetric risk associated with production, this revenue stream has no market price risk and has historically comprised less than 10% of our regulated revenue

3. **Market Revenue:**
   Renewable power plants sell power into the wholesale market and receive the market-clearing price for all MWhs produced. Although this revenue stream is subject to both volume and market price risk, its impact on overall revenues is mitigated by the reset of the Return on Investment every three years. Market revenues historically comprise in the range of 25% of our regulated revenue yet only 10% of TerraForm Power's consolidated revenues

Every three years, the regulated components of revenue (i.e., the Return on Investment and Return on Operations) are reset based on standard parameters defined by the regulation (OPEX, remaining net asset value, remaining regulatory asset life, load factor, and price steepness coefficient) as well as on forward market conditions. Using these inputs, the regulator sizes the Return on Investment and Return on Operations in such a way that the forecasted operating margin of every asset during the remaining regulatory life discounted at a regulated pre-tax return (Reasonable Return) equals the regulated net asset value for such asset at the reset. Additional to this, and to the extent that the wholesale market price is greater or less than a price band centered around the market price forecasted by the regulator during the preceding three years, the difference in revenues assuming average generation accumulates in a tracking account. Then, every three years, the Return on Investment is either increased or decreased in order to amortize the balance of the tracking account over the remaining regulatory life of the assets. Over time, this adjustment normalizes the impact of wholesale price variability

Also, every six years, the regulator updates the pre-tax regulated return. In November 2019, the Spanish government issued Royal Decree-Law 17/2019, which set the regulated return at 7.09% for the next regulatory period (through December 31, 2025) for all assets. However, Royal Decree-Law 17/2019 contained an exception for all plants (i) that were commissioned prior to July 2013 and (ii) that did not have any pending litigation against the Kingdom of Spain regarding the prior regulatory change that took place in July 2013. For these exceptional assets, Royal Decree-Law 17/2019 maintained 7.39% as the reasonable return for the next two regulatory periods (through December 31, 2031). As a result, all of our assets in Spain will be entitled to the more favorable regulated rate of 7.39% through December 31, 2031, with the exception of 45 MW of PV solar assets (acquired in December 2019) and 100 MW of CSP projects (acquired in February 2020), which will be entitled to a reasonable return rate of 7.09% through December 31, 2025. In February 2020 the Ministry of Ecology Transition has issued the Ministerial Order 171/2020 with the final regulated parameters that will apply in the next three years until December 2022

We are actively monitoring political developments in Spain, but we continue to believe that the political environment is positive for the regulated rate of return as renewables enjoy broad support across the political spectrum

TerraForm POWER

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